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                                                                    EXHIBIT 23.1


                            [LETTERHEAD OF KPMG LLP]

                          CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Morton's Restaurant Group, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Morton's Restaurant Group, Inc., of our report dated January 27, 2000 relating to the consolidated balance sheets of Morton's Restaurant Group, Inc. and subsidiaries as of January 2, 2000 and January 3, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended January 2, 2000, which report appears in the January 2, 2000 Annual Report on Form 10-K of Morton's Restaurant Group, Inc.

KPMG LLP


Melville, New York
November 6, 2000